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                                                                   Exhibit 99(a)


[LOGO OF GROUPMAC]                                        [LOGO OF BUILDING ONE]

Group Maintenance America Corp                 Building One Services Corporation
8 Greenway Plaza, Suite 1500                        110 Cheshire Lane, Suite 210
Houston, TX 77046                                           Minnetonka, MN 55391
(888) 626-4984                                                    (612) 249-4900


FOR FURTHER INFORMATION

AT GROUPMAC:             AT BUILDING ONE:      AT FRB/BSMG WORLDWIDE:
Darren B. Miller, CFO    Tim Clayton, CFO      Norha Lee         Darcy Bretz
Russell K. Bay, Vice     Rob Moorhead,         General           Media Inquiries
 President                Vice President        Inquiries
(888) 626-4984           (800) 327-1348        (212) 661-8030   (312) 640-6756

FOR IMMEDIATE RELEASE
WEDNESDAY, NOVEMBER 3, 1999


                  GROUPMAC AND BUILDING ONE TO COMBINE FORCES

                                MERGER TO CREATE
                    LARGEST U.S. FACILITIES SERVICES COMPANY

 .  Combined annual revenues over $3.2 billion
 .  Service capability in all top 100 U.S. cities
 .  Affiliate of Apollo Management IV, L.P. to invest $150 million
 . Transaction expected to be accretive to earnings per share in 2000 . Both companies report on-target Q3 earnings

HOUSTON, November 3, 1999 -- Building One Services Corporation (Nasdaq: BOSS) and Group Maintenance America Corp. (NYSE: MAK), today announced that they have signed a definitive agreement to merge two of the largest facilities services companies in the United States. The combined organization will be the largest company in the industry with combined revenues of over $3.2 billion and combined EBITDA of over $300 million for the twelve-month period ending June 30, 1999.

Under the terms of the merger, which has been unanimously approved by the boards of directors of both companies, each outstanding share of Building One common stock will be exchanged for 1.25 shares of GroupMAC common stock. As part of the merger, GroupMAC shareholders may elect to receive cash for up to 50 percent of their shares at $13.50 per share (up to $150 million in the aggregate), subject to pro-ration. If this cash election is fully subscribed, up to approximately 11 million GroupMAC shares (or approximately 29% of its shares currently outstanding) will be
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cancelled in the merger. The transaction is expected to be tax-free to the shareholders of both companies, except GroupMAC shareholders to the extent of the cash they receive, and will be accounted for under purchase accounting rules. The merger is subject to the approval of both companies' shareholders, concurrent completion of the Apollo investment, regulatory approval and other customary closing conditions, and is expected to close in the first quarter of 2000. The name of the combined company will be announced on or before the closing.

Merger Creates Nation's Leading Facilities Services Provider

The combined company, with over 27,000 employees, will have operations in over 250 locations nationwide, providing one or more of mechanical, electrical and janitorial services in all of the top 100 U.S. markets. In addition, the combined company will be able to provide all three of its services in 43 of the top 100 markets.

The combined company will be headquartered in Houston, Texas, and will be operated by an experienced management team led by J. Patrick Millinor, Jr., current chief executive officer of GroupMAC, and Joseph Ivey, current chief executive officer of Building One. Millinor will serve as the chairman of the new combined company and Ivey will serve as president and chief executive officer. The board of directors of the combined company will include representatives from each of the merged companies, including Millinor and Ivey, as well as representatives from Apollo and a number of outside directors.

"The merger of Building One and GroupMAC creates the undisputed leader in providing facilities services in the United States," said Joe Ivey. "The combination of our two companies' electrical and mechanical operations significantly enhances our geographic coverage and expands our capabilities. When combined with Building One's janitorial division, already in all 50 states, this merger gives us the foundation for a truly world class facilities services company."

Millinor added, "Our combined strengths in HVAC, electrical, process piping, controls, voice and data and other high tech applications mean the combined company will be a major participant in the accelerating trend in upgrading America's buildings and infrastructure and in the ongoing servicing of these essential systems. The combined company will benefit from enhanced financial and operational resources, enabling us to compete more effectively within the major U.S. markets. This merger multiplies the range of value-added services we provide to our customers, especially national accounts. It's a win-win for the customers, employees and shareholders of both companies."

Apollo Investment

Concurrent with the closing of the merger, an affiliate of Apollo Management IV, L.P., a private investment firm, will exchange its Building One convertible debt and $150 million of cash for approximately $255 million of GroupMAC convertible preferred stock. The cash proceeds from the investment will be used to fund the cash election option for up to approximately 11 million shares of GroupMAC common stock in the merger.
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The preferred stock will bear a coupon rate of 7.25 percent, is payable on a quarterly basis, and matures in 2012. The preferred stock will be convertible into GroupMAC common stock at a conversion price of $14.00 per common share.

Millinor stated, "We are pleased with the confidence that Apollo has shown in us. Since GroupMAC went public in 1997, we have more than doubled our earnings per share. The Apollo investment sends a clear message that both management and Apollo believe that the strong historical performance and future growth potential of the combined company make for compelling value creation. With a solid financial partner like Apollo, the strategic possibilities for the combined company are broadened, and its dependence on the vagaries of the equity and debt markets is reduced. We believe this greatly enhances the prospects for immediate and longer term increases in shareholder value."

"Building One and GroupMAC have each built exceptional organizations, assembling some of the best-in-class companies in this industry to target tremendous new opportunities in a rapidly evolving market," said Michael Gross, a partner at Apollo. "Combining GroupMAC and Building One creates a very formidable operation, with national reach and market leading service offerings and technical capabilities. We are expecting dynamic growth out of the company in the future."

Financial Implications of Transactions

An underwritten commitment letter from Bank of America, N.A. and Chase Bank of Texas, N.A. (as Co-Lead Arrangers and Co-Book Managers) to provide a total of $800 million in financing has been received by GroupMAC. It is expected that Building One's $200 million of senior subordinated debt will be assumed by GroupMAC and remain outstanding, and that GroupMAC will refinance its senior subordinated notes as a result of change in control provisions in that Indenture.

After the completion of the merger, the combined company expects to have approximately 81 million shares outstanding, on a fully diluted basis, assuming conversion of the preferred stock and full election of the GroupMAC cash election option in the merger.

Joe Ivey stated, "From a financial perspective, this transaction will put the combined company in a strong position to build on its industry leadership. The combination will result in a company with significantly increased market capitalization, increased liquidity through an estimated public float of at least 27 million shares, and the ability to attract new sources of debt and equity investors. The combined company's strong cash flows, representing more than $300 million of EBITDA, and a conservative debt to total capitalization ratio of less than 50 percent, translates into significantly greater financial flexibility."

Chase Securities Inc. acted as financial advisor to GroupMAC in this transaction. Bear Stearns acted as financial advisor to Building One.

Third Quarter Earnings

GroupMAC will report diluted earnings per share of $0.39 and Building One will report $0.54 diluted earnings per share for the third quarter. Millinor said, "The environment for our services
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remains positive, and the combination of these two strong companies should further ensure earnings growth consistent with analyst expectations."

The companies will discuss their third quarter results in detail in their regular earnings announcements and during subsequent conference calls. Building One is scheduled to release earnings before market hours on Wednesday, November 3, 1999 and will host a conference call on the same day at 3:00 p.m. Eastern Time. GroupMAC will release its results after market hours on Wednesday, November 3, 1999 and will host a conference call on Thursday, November 4, 1999 at 12:00 p.m. Eastern Time.

There will be a conference call on November 3, 1999 at 11:00 a.m. Eastern Time to discuss this announcement. To participate in the call from the United States, dial in on 1-800-305-1078. All callers should ask to be included in the "GroupMAC/Building One Merger Conference Call." In addition, callers may view the presentation online at www.vcall.com. For a conference call replay, please
                           -------------
dial 888-266-2086, confirmation number 2399592.

Apollo Management IV, L.P. is a private investment firm based in New York and Los Angeles. Since its inception in 1990, Apollo and its affiliated funds have invested over $10 billion of capital in response to the needs of its strategic partners in a broad range of businesses.

Building One Services Corporation is a leader in the facilities services industry and provides the many products and services needed for the routine operation and maintenance of a building. Building One currently has annualized revenues of approximately $1.8 billion and provides electrical, mechanical, janitorial and maintenance services to customers around the country.

Group Maintenance America Corp. is a leader in the $120+ billion market of providing mechanical and electrical services to commercial, industrial and residential customers nationwide. Headquartered in Houston, Texas, the company currently has operations in 110 locations in 28 states throughout the United States and has annual revenues of approximately $1.5 billion.

This press release and our other public documents contain forward-looking statements. Any or all of our forward-looking statements in this press release or in any other public statements we make may turn out to be wrong. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties, including, without limitation, the following: our inability to achieve synergies; the inability to effectively integrate the two companies; the volatility of the financial markets; the risks associated with significant indebtedness; our dependence on key personnel and hourly wage and technical employees; our inability to maintain favorable relations with labor unions; risks related to our consolidation strategy, our ability to complete acquisitions and the continuing consolidation in the industry; our ability to integrate acquisitions; risks related to acquisition financing, including potential dilution; possible significant amortization charges; exposure to downturns in residential, commercial and industrial construction; substantial competition; and other factors affecting our respective prospects described in our respective annual reports on Form 10-K for the year ended December 31, 1998 filed with the Securities and Exchange Commission and in our other public filings.
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                             TRANSACTION HIGHLIGHTS
                             ----------------------


Immediate Impact of Merger

    .   Creates the clear leader in the facilities services industry
    . Combining GroupMAC's market penetration in the mechanical services segment and Building One's electrical and janitorial services capabilities increases immediate cross-marketing and service bundling opportunities
    .   Expands national footprint with minimal overlap in field operations
    .   Purchasing power and other cost synergy opportunities enhanced

Combined Organization

    .   Over 250 operating locations in 43 states
    .   Provides at least one service offering in all of top 100 U.S. cities
    .   Provides mechanical or electrical services in 87 of top 100 U.S. cities
    . Provides mechanical, electrical and janitorial services in 43 of top 100 cities
    .   Over 27,000 skilled employees
    .   Experienced management team
    .   Business mix breakdown:
        - 49% mechanical; 43% electrical; 8% janitorial
        - 52% maintenance, repair and replacement; 48% new construction
        - 90% commercial/industrial; 10% residential

Strategic Growth Opportunities Resulting from Merger

    . Expanded network of mechanical and electrical service companies creates greater leverage opportunities from:
        . Increasing demand for single-source service providers by local, regional and national accounts
        . Rapidly expanding demand for information technology and telecommunication related services . Accelerating trend in upgrading HVAC, electrical and voice and data systems throughout the country
        . New markets for bundled services and energy related upgrades created by electrical utility deregulation
    . Continued acquisition of "best-in-class" companies with a focus on the remaining top markets
    . Development of a total facilities management strategy to leverage both the janitorial and mechanical/electrical services divisions of the company

Combined Financial Highlights (Last 12 months ended June 30, 1999)

    .   Revenues over $3.2 billion
    .   EBITDA in excess of $300 million
    .   Total assets of approximately $2.2 billion
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    .   Total debt of approximately $845 million
    .   Approximately 81 million fully diluted shares outstanding
    .   Interest coverage ratio of approximately 4.0 times
    .   Total debt to total capitalization under 50 percent

Summary

    .   Transaction expected to be accretive to earnings per share in 2000
    .   Greatly enhanced market share with minimal overlap among operating companies
    .   Increased market capitalization, public float and market liquidity
    .   Strong financial partner in Apollo to support strategic growth plan
    .   Good cultural fit